Marketing Partner Agreement

THIS AGREEMENT is made as of Thursday, December 15, 2005 between California News Tech a Nevada company with its principal offices at 825 Van Ness Ave, San Francisco, CA (“Marketing Partner”), and Equis International, LLC., a Delaware company with its principal offices at 90 South 400 West, Suite 620, Salt Lake City, Utah 84101 (“Equis”).

1.	DEFINITONS

a.  ProductsThe term “Product” and “Products” means (i) the object code version of the computer software described in Exhibit A, including any corrections, fixes, revisions, enhancements, updates, upgrades or new versions thereof that Equis makes generally available to its customers during the term of this Agreement (the “Software”) and the data information service for End-Of-Day “Reuters DataLink” and for Real-Time quotes and news “MetaStock QuoteCenter” (the “Data Products”), (ii) the published user manuals and documentation that Equis makes generally available for the Software (the “Documentation”) and (iii) all copies of the foregoing items.

b.  TerritoryThe term “Territory” means the market area in which Marketing Partner is authorized to promote and market the Products, defined by geography, industry or other criteria as described in Exhibit A.

2.	APPOINTMENT

a.  General Subject to this Agreement, Equis hereby grants to Marketing Partner, and Marketing Partner hereby accepts from Equis, the non-exclusive, non-transferable, right to use, market, promote, and assist Equis in marketing and promoting the Products within the Territory.

b.  Non-Exclusivity In no event shall either party be precluded from entering into any other alliance, marketing and/or sales or other similar agreements or arrangements with other parties. Equis also acknowledges and agrees that nothing herein shall preclude Marketing Partner from developing a competitive product to the Products. Equis acknowledges that Marketing Partner’ obligations to promote the Products under this Agreement are on a strictly non-exclusive basis.

3.	MARKETING PARTNER’ OBLIGATIONS

a.  Marketing Efforts. Marketing Partner shall promote and assist Equis in marketing the Products within the Territory as set forth in the Exhibit A, attached hereto. To the extent Marketing Partner conducts activities under this Agreement, Marketing Partner shall, at all times, conduct such activities in a manner consistently with maintaining the goodwill and business reputation of Equis.

b.  Promotional LiteratureMarketing Partner may use the brochures and other promotional literature describing the Products that Equis may provide Marketing

Partner (the “Promotional Literature”). Equis represents and warrants that, prior to any modifications that Marketing Partner may make as permitted herein, the Promotional Literature accurately describes the Products. Marketing Partner may modify such Promotional Literature or create its own Promotional Literature for the Products. Any modifications to the Promotional Literature or Marketing Partner-created Promotional Literature shall be submitted to Equis for its approval, which shall not be unreasonably withheld, prior to use by Marketing Partner. If Equis does not respond to Marketing Partner’ request to review such modifications or Marketing Partner-created Promotional Literature within fifteen (15) business days, Marketing Partner is authorized to make such modifications or to use and distribute such Promotional Literature created by Marketing Partner. All copies shall contain any copyright notices contained in the original.

c.  Marketing ActivitiesSubject to Section 2(b), above, Marketing Partner will use its reasonable commercial efforts to promote and market the Products and will undertake the activities set forth on Exhibit A. Marketing Partner’ activities under this Section are subject to Section 9.

d.  LimitationMarketing Partner shall be allowed to solicit Nonprofessional individuals that Marketing Partner believes may have an interest or need for the Products. For the purpose of this agreement “Nonprofessional” shall be defined as individual investors, whom shall receive Market Data solely for his or her personal, non-business use, whom Marketing Partner has determined to qualify as a “Nonprofessional Subscriber” and who is not trading other peoples money, not employed by a financial institution and is not a business or organization.

4.	EQUIS’S OBLIGATIONS

a.  Supply and Use of Marketing Material Equis shall provide Marketing Partner at no charge with promotional materials as Equis deems appropriate for Marketing Partner to promote and assist Equis in marketing the Products. At Marketing Partner’ request, Equis shall provide Marketing Partner at no charge with additional quantities of such materials, subject to their availability from Equis.

5.	PRICES AND PAYMENT

a.  Marketing FeesFor each customer who purchases a Software product or subscribes to Data Product referred to Equis by Marketing Partner (“Customer”), and continuing so long as the Customer remains a subscriber, Equis shall pay Marketing Partner a marketing fee (“Fees”) as set forth in Exhibit A. Provided that Marketing Partner fulfills its marketing obligations under the terms of this agreement.

b.  Method and TimeUnless Marketing Partner has otherwise agreed in writing on a case-by-case basis, Equis shall pay Marketing Partner the Fees earned by wire transfer or check within forty-five (45) days after the end of each Equis’ fiscal month, as set forth in Exhibit A, in which Equis receives the gross revenues on which such Fees are based.

c.  Accounting for ReceiptsConcurrently with the monthly remittance to Marketing Partner of Fees, Equis shall furnish Marketing Partner with a written accounting of all gross receipts and adjustments thereto used in calculating “Net Receipts” as that term is defined in Exhibit A.

6.	INDEMNIFICATION OBLIGATIONS OF EQUIS

a.  Indemnity.Equis will defend Marketing Partner at Equis’ expense and, subject to this Section and Section 7, will pay losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) suffered or incurred by Marketing Partner and its affiliates arising out of Equis’ infringement or violation of the proprietary or intellectual property rights of any third party (an “Infringement Claim”), but only if (i) the Marketing Partner notifies Equis promptly upon learning that the Infringement Claim might be asserted, (ii) Equis has sole control over the defense of the Infringement Claim and any negotiation for its settlement or compromise and (iii) that Marketing Partner provides reasonable cooperation to Equis, at Equis’ expense, regarding such Infringement Claim.

b.  Limitation.Equis will have no indemnity obligation to Marketing Partner if the Infringement Claim results from (i) a correction or modification of the Product by Marketing Partner not provided by Equis, or (ii) the combination of the Product by Marketing Partner with other items not provided by Equis.

7.	LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES.

UNDER NO CIRUMSTANCES WILL EITHER PARTY OR ITS RELATED ENTITIES OR PERSONS BY LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVIE, OR INCIDENTAL DAMAGES, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON CLAIMS (INCLUDING, BUT NO LIMITED TO, CLAIMS FOR LOSS OF DATA, GOODWILL, PROFITS, USE OF MONEY OR USE OF THE PRODUCTS, INTERRUPTION IN USE OR AVAILABILITY OF DATA, STOPPAGE OF OTHER WORK OR IMPAIRMENT OF OTHER ASSETS) ARISING OUT OF BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE, REGARDLESS OF WHETHER IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR ANY REMEDY IS DEEMED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE. EXCEPT FOR EQUIS’ INDEMNIFICATION OBLIGATIONS HEREUNDER, IN NO EVENT WILL THE AGGREGATE LIABILITY WHICH EQUIS AND ITS RELATED PERSONS MAY INCUR IN ANY ACTION OR PROCEEDING EXCEED THE TOTAL AMOUNT OF FEES OWED BY EQUIS TO MARKETING PARTNER UNDER THIS AGREEMENT. EXCEPT AS SET FORTH IN THIS AGREEMENT, EQUIS MAKES NO WARRANTY OR CONDITION TO MARKETING PARTNER REGARDING THE PRODUCTS AND EXCLUDES ALL EXPRESS OR IMPLIED WARRANTIES AND CONDITIONS, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.	INFORMATION

a.  Confidentiality.Marketing Partner acknowledges that the Products and all related technical, financial, and business materials and incorporate confidential and proprietary information developed or acquired by or licensed to Equis (the “Information”). Marketing Partner will take all reasonable precautions necessary to safeguard the confidentiality of the Information, including those taken by Marketing Partner to protect its own confidential information.

b.  Ownership.As between Marketing Partner and Equis, and except as set forth herein, all patents, copyrights, trade secrets and other proprietary rights in or related to the Products, Promotional Materials and items of Information are and will remain the exclusive property of Equis or its licensors. Marketing Partner will not acquire any right in the Products, Promotional Literature or Information.

c.  Use. Marketing Partner will use the Products and other items of Information exclusively to perform its marketing activities pursuant to this Agreement. Marketing Partner will not duplicate the Products or other items of Information in a manner not permitted under this Agreement without Equis’ specific approval.

d.  Disclosure.Marketing Partner will not disclose, in whole or in part, any item of Information to any individual, entity or other person, except to those of Marketing Partner’s employees who require access to perform its obligations under this Agreement, provided that nothing herein shall be deemed to restrict or limit Marketing Partner’s rights to market the Product as granted elsewhere in this Agreement.

e.  Limitation. Marketing Partner will have no confidentiality obligation with respect to any portion of the Information that (i) Marketing Partner independently knew or developed before receiving the Products or Information from Equis; (ii) Marketing Partner lawfully obtained from a third party under no obligation of confidentiality; (iii) became available to the public other than as a result of an act or omission of Marketing Partner or any of its employees or customers in violation of this Agreement, or (iv) is required to be disclosed by applicable law or at the direction of a court of competent jurisdiction or appropriate governmental agency.

If the disclosure referred to in subsection (e)(iv) above is required, Equis shall give Marketing Partner reasonable notice to afford it the opportunity to seek a protective order or other appropriate remedy and/or waive compliance with the non-disclosure provisions of this Agreement. Equis will reasonable cooperate with Marketing Partner in connection with Marketing Partner’s efforts to seek such an order or other remedy.

9. MARKS

a.  Ownership of Equis Marks. As between Marketing Partner and Equis, all trademarks, service marks, trade names, domain names, logos or other words or symbols identifying the Products or Equis’ business (the “Equis Marks”) are and will remain the exclusive property of Equis or its licensors. Marketing Partner will not knowingly jeopardize Equis’ or its licensors’ proprietary rights or acquire any right in the Equis Marks, except the limited use rights specified in Paragraph 9(b). Marketing Partner will not register, directly or indirectly, any trademark, service mark, trade name, copyright, company name or other proprietary or commercial right, which is identical or confusingly similar to the Equis Marks.

b. Use of Equis Marks. Marketing Partner will use the Equis Marks exclusively to advertise and promote the Products. All advertisements and promotional materials will clearly identify Equis as the owner of the Equis Marks and conform to Equis’ trademark and logo guidelines which have been provided to Marketing Partner. Before publishing or disseminating any advertisement or promotional material bearing a Equis Mark, Marketing Partner will deliver a sample of the advertisement or promotional materials to Equis for prior approval. If Equis notifies Marketing Partner that the use of the Equis Mark is inappropriate, Marketing Partner will not publish or otherwise disseminate the advertisement or promotional materials until they have been modified to Equis’ reasonable satisfaction.

c. Infringement. Marketing Partner will promptly notify Equis if Marketing Partner learn (i) of any potential infringement of the Equis Marks by a third party or (ii) that the use of the Equis Marks may infringe the proprietary rights of a third party.

10. TERM AND TERMINATION

a. Term. This agreement will become effective as of the date first set forth above, upon its execution by Equis and Marketing Partner, and shall remain in effect thereafter for a term ending on the date specified in Exhibit A, unless earlier terminated under Section 10(b) or 10(c). This Agreement will automatically renew for additional terms of one (1) year each, unless either party notifies the other in writing of its intention not to renew this Agreement at least ninety (90) days before the expiration of the initial term or any renewal thereof.

b. Termination by Either Party. Either party will have just cause to terminate this Agreement immediately upon notice to the other party, without judicial or administrative notice or resolution, upon the occurrence of any termination event specified below or elsewhere in this Agreement.

(1) Material Breach. The other party or any of its employees materially breaches any material obligation under this Agreement and fails to cure the breach to the non-breaching party’s satisfaction within thirty (30) days after the non-breaching party demands its cure.

(2) Normal Business. The other party ceases to conduct business in the normal course, becomes insolvent, enters into suspension of payments, moratorium, reorganizing or bankruptcy, makes a general assignment for the benefit of creditors, admits in writing ins inability to pay debts as the mature, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any other judicial or administrative proceeding that relates to insolvency or protection of creditors’ rights.

11. CONSEQUENCES OF TERMINATION

a. Termination Obligations. Upon the expiration of this Agreement under Section 10(a), above, or its termination under Section 10(b), above, all rights granted to Marketing Partner hereunder shall immediately cease, and each party shall (i) promptly comply with the termination obligations specified below and (ii) otherwise cooperate with the other to terminate relations in an orderly manner.

(1) Payments. Equis shall immediately pay Marketing Partner all Fees that have accrued and remain owing to Marketing Partner as of the effective date of such expiration or such termination and shall simultaneously furnish Marketing Partner with the written accounting under Section 5(c), above. Marketing Partner shall not accrue any Fees after the effective date of such expiration or such termination.

(2) Products. Marketing Partner shall immediately deliver to Equis or its designee all Products within Marketing Partner’ possession or control.

(3) Materials. Marketing Partner shall, at Equis’s option, destroy or deliver to Equis or its designee all items within Marketing Partner’ possession or control that contain any Information or that bear an Equis Mark, other that Promotional Literature created by Marketing Partner.

b. Survival. The provisions of Sections 6, 7, 8, 9, 11, 13, 17, and 18 shall survive the expiration or termination of this Agreement.

12. INDEPENDENT PARTIES

a. Independent Parties. Equis and Marketing Partner are independent parties and nothing under this Agreement shall be deemed to make either of them an employee, franchisee, joint venture, partner, agent or legal representative of the other. Except as otherwise provided in this Agreement, no party shall have the authority, and no party shall represent that it has the authority, to act for or in behalf of the other or to otherwise bind the other party in any manner whatsoever, including, without limitation, the making of any representations or warranties in behalf of such other party.

13. NOTICES

a. Manner of Giving Notice.  Any notice to be given under this Agreement will be given in writing and may be sent by telefax, courier, or registered airmail, postage prepaid, to the address specified below or to any other address that may be designated by prior notice. Any notice or other communication delivered by telefax will be deemed to have been received the day it is sent. Any notice or other communication sent by courier will be deemed to have been received on the third (3rd) day after its date of posting. Any notice or other communication sent by registered airmail will be deemed to have been received on the seventh (7th) business day after its date of posting.

b. Notice Addresses. The addresses for any written notice or written consent under this Agreement shall be as follows:

If to Equis	If to Marketing Partner

Equis International 90 South 400 West, Suite 620 Salt Lake City, UT 84101 Attention: Legal Department cc: Patrick Neff Telephone: (801) 265-9996 Fax: (801) 265-3999	California News Tech 825 Van Ness Ave #401-407 San Francisco, CA 96109 Attention: Marian Munz Telephone: (415) 861-3421 Fax: (415) 358-8853 Email: mmunz@mediasentiment.com

14. ASSIGNMENT.

This Agreement, and each and every right and obligation under this Agreement, is not assignable without the other party’s prior, express, written consent; provided further, however, that Marketing Partner agrees this Agreement to Reuters Group PLC or any of its direct or indirect subsidiaries from time to time. Any attempted assignment in violation of this Section 14 shall be void.

15. WAIVER AMENDMENT

If either party delays or fails to exercise any right or remedy under this Agreement, such party shall not be deemed to have waived such right or remedy. This Agreement may be amended, revised or otherwise changed only expressly in a prior writing signed by the parties.

16. SEVERABILITY

If any provision of this Agreement that is not fundamental is found to be illegal or otherwise unenforceable, such provision shall be severed and shall not cause the remaining provisions of this Agreement to be unenforceable.

17. GOVERNING LAW

This Agreement will be deemed to have been executed in the State of New York and will be governed by and construed in accordance with the laws of the State of New York. Marketing Partner and Equis both consent to the non-exclusive jurisdiction of the courts of the State of New York or the United States District Court for the Southern District of New York for the purpose of any action or proceeding brought by either party in connection with this Agreement.

18. ENTIRE AGREEMENT

This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof and supersedes in their entirety each and every prior proposal, understanding, representation or other undertaking or agreement, oral or written, pertaining to the subject matter here of

IN WITNESS WHEREOF, Equis and Marketing Partner have entered into this Agreement as of the Effective Date.

Equis International Inc.  Marketing Partner

By:/s/ Conal Thompson	By: /s/ Marian Munz
Name: Conal Thompson	Name: Marian Munz
Title: President/CEO	Title: President & CEO

EXHIBIT A

1. The definition of Programs shall be understood to include the following Product(s):

A. Once-off Software Product(s)

MetaStock for Windows End-of-Day
MetaStock Professional for QuoteCenter
MetaStock Professional for eSignal
MetaStock Professional for QCharts
MetaStock Pro FX
MetaStock Plug-ins
MetaStock Add-ons

B. Data Product(s)

DataLink Products (End-Of-Day)
MetaStock Subscription for Reuters DataLink Asia
MetaStock Subscription for Reuters DataLink Europe
MetaStock Subscription for Reuters DataLink North America
Reuters DataLink Stocks Asia
Reuters DataLink Stocks Europe
Reuters DataLink Stocks North America
Reuters DataLink Worldwide Futures
Reuters DataLink Worlwide Indices

MetaStock QuoteCenter Products (Real Time)
MetaStock QuoteCenter Asia
MetaStock QuoteCenter Europe
MetaStock QuoteCenter North America
MetaStock QuoteCenter Data and News Add-ons
MetaStock Professional Subscription for QuoteCenter
MetaStock Pro FX Subscription for QuoteCenter

2. The parties agree to undertake the following marketing activities with respect to the Products:

(I) Promotion of the Products at least once a month via email to Marketing Partner clients existing as of the Effective Date of the Agreement and whom Marketing Partner believes might gave a need for the Products, (II) Promotion of the Products to Marketing Partner’ existing and new clients on Marketing Partner’ website. (III) Equis shall host and otherwise provide a page at its website, presently located at www.equis.com/[wherehear] where Marketing Partner’ clients can subscribe to the MetaStock Subscription of the Reuter Datalink service, and also be able to buy MetaStock once-off. The promotion of the Product is intended to be an added value to Marketing Partner’s clients, and Equis must agree to the placement of the Product offers ineach individual advertisement or mailing piece. Marketing Partner shall seek Equis’ approval to any promotion materials and marketing activity directly or indirectly related to any of Equis’ Products.

3. Marketing Partner shall receive the following monthly fees from Equis in connection with Marketing Partner’s marketing activities:

For each customer who subscribes to the Subscription Products listed on section 1.B. of this Exhibit A referred to Equis by Marketing Partner (“Customer”), the Fees payable by Equis to Marketing Partner under Section 5 of the Agreement shall be the product of “Net Receipts” multiplied by “Fee Percentage”.

A.
Net Receipts means the gross receipts received by Equis in connection with each Customer’s Data Product subscription(s), less amounts actually refunded by Equis to a Customer due to the Customer’s cancellation of a subscription(s) or due to billing errors.

B.
Datalink Products - The total “Net Receipts” collected by Equis for the DataLink Products during the each calendar month shall be multiplied by the corresponding fee percentage as set forth below (“Fee Percentage”). The Fee Percentage shall be determined by total number of Customers referred to Equis by Marketing Partner that are, outside of the trial period, actively subscribing to the DataLink Products during the month according to the tiered schedule below:

25 to 10	15%
101 to 250	20%
251 to 500	25%
501 and over	30%

Equis will have no obligation to pay royalties to Marketing Partner unless there are at least 25 Customers actively subscribing to the Subscription Products; provided that in the twelve months following the date first set forth above, the minimum of 25 active subscribers will be waived. As a result, royalties will be paid 15% for each of the customers actively subscribing to the Subscription Products in a month up to 100 Customers.

C.
In each month, Marketing Partner will earn a one-time variable incentive as outlined below based on the number of new Customers that sing-up for Datalink Products during Equis International’s fiscal month. The incentive will be in addition to the monthly fees mentioned in paragraph 3.B of this exhibit A.

Number of New Subscribers	Monthly Incentive

10 to 20	1%
21 to 40	2%
41 to 60	3%
61 to 80	4%
81 and above	5%

D.
MetaStock QuoteCenter Products - The total “Net Receipts” collected by Equis for the MetaStock QuoteCenter Products during the each calendar month shall be multiplied by the corresponding fee percentage as set forth below (“Fee Percentage”). The Fee Percentage shall be determined by total number of Customers referred to Equis by Marketing Partner that are, outside of the trial period, actively subscribing to the QuoteCenter Products during the month according to the tiered schedule below:

15 to 150	15%
151 to 500	20%

501 and over	25%

Equis will have no obligation to pay royalties to Marketing Partner unless there are at least 15 Customers actively subscribing to the MetaStock QuoteCenter Products; provided that in the twelve months following the date first set forth above, the minimum of 15 active subscribers will be waived. As a result, royalties will be paid at 15% for each of the Customers actively subscribing to the MetaStock QuoteCenter Products in a month up to 100 Customers.

E.
In each month, Marketing Partner will earn a one-time variable incentive as outlined below based on the number of new Customers that sign-up for MetaStock QuoteCenter Products during Equis International’s fiscal month. The incentive will b in addition to the monthly fees mentioned in paragraph 3.D of this exhibit A.

Number of New Subscribers	Monthly Incentive

10 to 20	1%
21 to 40	2%
41 to 60	3%
61 to 80	4%
81 and above	5%

F.
For each customer who purchases a software product listed on section 1.A. of this Exhibit A referred to Equis by Marketing Partner (“Customer”), the Fees payable by Equis to Marketing Partner under Section 5 of the Agreement shall be the product of “Net Receipts” multiplied by “Fee Percentage” as follow:

MetaStock Once-off Products	15%
MetaStock Plug-in	10%
MetaStock add-on	10%

Equis offers its customers an unconditional 30-day money-back guarantee. If a customer elects to return the Product to Equis, Marketing Partner shall refund any royalty payments made by Equis to Marketing Partner with respect to the Once-Off Product(s) purchased by such customer.

Equis will have no obligation to pay royalties to Marketing Partner on any given month that Marketing Partner fails to fulfill its marketing obligations under this agreement.

4. TERM

The initial term of this Agreement shall be one (1) year from the Effective Date of this Agreement.